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                                                                     EXHIBIT 8.2

                     [DEBEVOISE & PLIMPTON LETTERHEAD]


                                                                January 27, 1998



MAPCO Inc.
1800 South Baltimore Avenue
Tulsa, Oklahoma 74101-0645

                       Agreement and Plan of Merger Among
                    MAPCO Inc., The Williams Companies, Inc.
                           and TML Acquisition Corp.

Ladies and Gentlemen:

         We have acted as special counsel to MAPCO Inc., a Delaware corporation ("MAPCO"), in connection with the proposed merger (the "Merger") of TML Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of The Williams Companies, Inc., a Delaware corporation ("Williams"), with and into MAPCO, pursuant to the Agreement and Plan of Merger among MAPCO, Merger Sub and Williams dated as of November 23, 1997 and as amended as of January 25, 1998 (the "Merger Agreement").

     In so acting, we have participated in the preparation of the Merger Agreement and the preparation and filing with the Securities and Exchange Commission of a Joint Proxy Statement/Prospectus of MAPCO and Williams relating to the proposed Merger and to the shares of common stock, par value $1.00 per share, of Williams to be issued to MAPCO shareholders in the Merger pursuant to the Merger Agreement (the "Proxy Statement"). We have also examined and relied upon the representations and warranties as to factual matters set forth in the documents referred to above, and the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

     Subject to the foregoing and to the qualifications and limitations set forth herein, and assuming that the Merger is consummated in accordance with the Merger Agreement and as described in the Proxy Statement, we hereby confirm our opinion set forth in the Proxy Statement under the heading "THE PROPOSED MERGER -- Certain Federal Income Tax Consequences of the Merger".

     This opinion is limited solely to the federal law of the United States as in effect on the date hereof and the relevant facts that exist as of the date hereof. No assurance can be given that the law or facts will not change, and we have not undertaken to advise you or any other person with respect to any event subsequent to the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement and to the use of our name under the captions "THE PROPOSED MERGER -- Certain Federal Income Tax Consequences of the Merger" and "LEGAL MATTERS" in the Proxy Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

         We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

                                             Very truly yours,

                                             /s/ Debevoise & Plimpton

                                             Debevoise & Plimpton